Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

November 8, 2017

SEARS HOLDINGS ENTERS INTO AMENDMENT TO PENSION PLAN PROTECTION

ARRANGEMENT WITH PBGC

Provides Update on Expected Financial Performance for the Third Quarter and on Liquidity

HOFFMAN ESTATES, IL - Sears Holdings Corporation (“Holdings,” “we,” “us,” “our,” or the “Company”) (NASDAQ: SHLD) announces:

•	Entered into an agreement with the Pension Benefit Guaranty Corporation (“PBGC”) to release approximately 140 Sears properties from ring-fence arrangement in exchange for $407 million of contributions to our pension plans. This agreement provides the Company with financial flexibility through the ability to monetize properties, and, in addition, provides funding relief from contributions to the pension plans for the next two years.

•	Expects third quarter 2017 net loss attributable to Sears Holdings’ shareholders to improve by approximately $190 million, while Adjusted EBITDA is expected to improve by approximately $100 million (using the mid-point estimate), compared to the third quarter of 2016. This marks the second consecutive quarter of at least $100 million year-over-year improvement in both metrics.

•	Achieved our annualized cost savings target of $1.25 billion through the simplification of our organizational structure, streamlining of operations, and closure of under-performing stores, including those announced earlier this month.

•	Generated additional cash proceeds of approximately $167 million subsequent to quarter-end from real estate transactions and commercial arrangements. Proceeds were utilized to pay down our outstanding real estate loans and our revolver borrowings resulting in an adjusted availability on our revolving credit facility and general debt basket of $185 million and $120 million, respectively.

•	Paid down outstanding borrowings under our Term Loan maturing in June of 2018 by $205 million during November reducing the outstanding balance to approximately $520 million, bringing our total 2018 Term Loan repayment during 2017 to approximately $450 million.

•	Commenced a consent solicitation to amend the “Borrowing Base” definition in the indenture relating to our 6 5/8% Senior Secured Notes due 2018. The amendment, if approved by the requisite holders of the notes, would provide us with additional borrowing availability.

“This agreement with the PBGC is another positive step forward which, upon closing, will provide our Company with financial flexibility while supporting our commitment to honor our obligations to the associates and retirees covered by the pension plans,” said Edward S. Lampert, Sears Holdings’ Chairman and Chief Executive Officer. “While the lower interest rate environment has had a significant, unfavorable impact on the pension plans’ funding, Sears Holdings has demonstrated its commitment to honoring this obligation.”

Rob Riecker, Chief Financial Officer of Sears Holdings, said, “Our recent actions further demonstrate our ability to manage our business while meeting our financial obligations. We continue to review our capital structure to maximize our additional financial flexibility. In addition, we will continue to evaluate alternatives to meaningfully reduce cash interest payments in 2018.”

Pension Update

The Company and the PBGC have entered into an amendment to their March 2016 Pension Plan Protection and Forbearance Agreement (the “PPPFA”). The amendment, which is expected to close in approximately three months, provides for the release of approximately 140 Sears properties from a ring-fence arrangement created under the PPPFA upon, and in exchange for, the payment of approximately $407 million into the Sears pension plans. Sears Holdings expects to raise the $407 million through a sale of properties and/or financing secured by the properties, with such financing to be repaid from the proceeds of sales of the properties over the next two years. Sears is also required to make the approximately $37 million quarterly payment due to the pension plans in December 2017.

Following the making of the $407 million contribution, Sears will be relieved of the obligation to make further contributions to the pension plans for approximately two years (other than a $20 million supplemental payment due in Q2 2018), and the remaining properties will no longer be ring-fenced.

The Company has consistently managed its business such that it is able to meet its pension obligations despite the prolonged low interest rate environment. Since the 2005 merger of Sears and Kmart, Sears Holdings has contributed approximately $4.5 billion to the pension plans, to cover what was initially a $1.8 billion deficit (on a GAAP basis).

The Company has taken numerous measures to generate the necessary cash. These measures have included sales of significant assets, the closing of large numbers of stores, and the sale of the Craftsman brand. The Company has used cash generated from these sales to provide for the funding of lump sum buyouts and annuitizations, thereby reducing its obligations while ensuring that associates and retirees receive their full pension benefits in lump sum or annuity form. As a result of these efforts, the number of participants in the Company’s pension plans has been reduced from approximately 400,000 to approximately 100,000.

Financial Update

Over the past several months, the Company continued to focus on streamlining its operations, reducing inventory and operating expenses, and taking actions to further improve performance. The retail environment remains challenging, with continued pressures on sales. We had total revenues of approximately $3.7 billion during the third quarter of 2017, compared with $5.0 billion in the prior year quarter, with store closures contributing to over half of the decline. Our revenues were also negatively impacted by reductions in the number of pharmacies in open Kmart stores, as well as the reduction in consumer electronics assortments in both our Kmart and Sears stores. Total comparable store sales declined 15.3% during the quarter. Kmart comparable store sales decreased 13.0%, while Sears comparable store sales declined 17.0%. Excluding the impact of the above items, comparable stores sales declined 13.6% during the quarter, with Kmart comparable store sales declining 10.7%, and Sears comparable store sales declining 15.6%.

Despite the challenges in the retail environment, we expect to deliver our second consecutive quarter of at least $100 million improvement in Adjusted EBITDA as the restructuring actions taken in the first three quarters of 2017, including closure of unprofitable stores, have resulted in meaningful improvement in our performance. Adjusted EBITDA is expected to be between $(300) million and $(250) million for the third quarter of 2017 compared to

$(375) million in the third quarter of 2016. In addition, we expect a net loss attributable to Sears Holdings’ shareholders of between $595 million and $525 million in the third quarter of 2017, compared to a net loss attributable to Sears Holdings’ shareholders of $748 million in the prior year third quarter, an improvement of approximately $190 million. We have provided a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net loss attributable to Sears Holdings’ shareholders below.

Earlier this month, we announced the closure of 63 additional unprofitable stores which are expected to close after the holidays. We have continued to make progress on the strategic priorities outlined earlier this year with a goal of restoring positive Adjusted EBITDA in 2018.

Liquidity

At October 28, 2017, we had utilized approximately $805 million of our $1.5 billion revolving credit facility due in 2020 (consisting of $424 million of borrowings and $381 million of letters of credit outstanding). The amount available to borrow under our credit facility was approximately $39 million, which reflects the effect of our springing fixed charge coverage ratio covenant and the borrowing base limitation in our revolving credit facility, which varies based on our overall inventory and receivables balances. Availability under our general debt basket was approximately $99 million at October 28, 2017. After giving effect to the cash proceeds of $167 million generated subsequent to quarter end from real estate transactions and commercial arrangements, availability on our revolving credit facility and general debt basket was approximately $185 million and $120 million, respectively.

The Company’s total cash balances were $354 million at October 28 2017, including restricted cash of $154 million. Short-term borrowings totaled $1.1 billion at the end of the third quarter of 2017, consisting of $40 million of commercial paper, $424 million of revolver borrowings, $413 million of line of credit loans, and $185 million of borrowings under the Second Amended and Restated Loan Agreement in October 2017.

Merchandise inventories were $3.5 billion at October 28, 2017, compared to $5.0 billion at October 29, 2016, with the reduction driven in large part by having over 400 fewer stores in operation compared to the prior year. Merchandise payables were $0.8 billion and $1.6 billion at October 28, 2017 and October 29, 2016, respectively as we have significantly reduced our dependency on vendor financing.

Total long-term debt (including current portion of long-term debt and capital lease obligations) was $3.3 billion at October 28, 2017.

Finally, during the third quarter of 2017, we generated net cash proceeds of over $270 million from real estate transactions and other asset sales, a portion of which were used to reduce the amounts outstanding under the 2017 Real Estate Loan to $384 million with remaining proceeds utilized to pay down our revolving credit facility and a portion of the aggregate loan. Additionally, the $200 million aggregate loan made under the Second Amended and Restated Loan Agreement in October 2017 was reduced to $165 million subsequent to the end of the quarter, and the 2016 Real Estate Loan outstanding is $263 million.

Adjusted EBITDA Reconciliation

In addition to our net loss attributable to Sears Holdings’ shareholders determined in accordance with Generally Accepted Accounting Principles (“GAAP”), for purposes of evaluating operating performance, we use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is a non-GAAP measure. The tables attached to this press release provide a reconciliation of GAAP to as adjusted amounts. We believe that our use of Adjusted EBITDA provides an appropriate measure for investors to use in assessing our performance across periods, given that these measures provide adjustments for certain significant items, which may vary significantly from period to period, improving the comparability of year-to-year results and is therefore representative of our ongoing performance. Therefore, we have adjusted our results for them to make our statements more useful and comparable. However, we do not, and do not recommend that investors solely use adjusted amounts to assess our financial performance.

As a result of the Seritage and JV transactions, Adjusted EBITDA for the third quarter of 2017 and 2016 included additional rent expense of approximately $40 million and $48 million, respectively. Due to the structure of the leases, we expect that our cash rent obligations to Seritage and the joint venture partners will decline, over time, as space in these stores is recaptured. From the inception of the Seritage transaction to date, we have received recapture notices on 38 properties and also exercised our right to terminate the lease on 56 properties, which is estimated to reduce our rent payments by approximately $50 million on an annual basis.

millions	Q3 2017
	Low	High
• Expected net loss attributable to Holdings’ shareholders	$(595)	$(525)
• Plus domestic pension expense(1) and significant items not included in Adjusted EBITDA(2)	375	365
• Plus income statement line items not included in EBITDA consisting of income taxes, interest expense, interest and investment loss, depreciation and amortization expense and gain on sales of assets	(80)	(90)

Adjusted EBITDA	$(300)	$(250)

(1)	The annual pension expense included in our statement of operations related to our legacy domestic pension plans is comprised of interest cost, expected return on plan assets and amortization of experience losses. Gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension obligations on an annual basis or, upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions. Management believes these actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the underlying business and that do not have an immediate, corresponding impact on the benefits provided to eligible retirees. This adjustment eliminates the entire pension expense from the statement of operations to improve comparability.
(2)	Significant items not included in Adjusted EBITDA include impairment charges related to fixed assets, closed store and severance charges and, transaction costs associated with strategic initiatives.

Forward-Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our strategic restructuring program and anticipated results of strategic initiatives, our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our plans to market and sell a portion of our existing real estate assets, our liquidity, our ability to exercise financial flexibility as we meet our obligations and pursue possible strategic transactions, and other statements that describe the Company’s plans. Whenever used, words such as “will,” “expect,” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of other risks relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members - wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The Company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com

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